FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS UPDATES FINANCIAL CONDITION FOLLOWING COMPLETION OF PRIVATE PLACEMENT AND STREAMLINING OF OPERATIONS

Buffalo, NY – April 9, 2009 - Cleveland BioLabs, Inc. (NASDAQ:  CBLI) (the “Company”), in response to a request from the Listing Qualifications Staff of The NASDAQ Stock Market, is providing an update on its financial condition following completion of a recent private placement and operational restructuring.

On March 27, 2009, the Company completed a private placement of its Series D Preferred Stock and warrants to purchase common stock.  This private placement resulted in net proceeds to the Company of approximately $4,460,000.  Further details regarding this transaction are set forth in the Current Report on Form 8-K filed by the Company on March 30, 2009.

In addition, during the first quarter of 2009, the Company implemented workforce reductions and other measures to streamline its operations, which have reduced the Company’s cash burn rate by over 67%.  More specifically, the Company is focusing virtually all of its resources on developing the defense applications for its radioprotectant drug, CBLB502, which is funded through several government agencies through grant and contract awards.  These government grants and contracts cover most of the Company’s research and development costs and provide funds for fringe benefits, overhead and general and administrative expenses.  The Company plans to submit proposals for government contracts and grants over the next two years totaling over $40 million and seek direct investments to fund other drug development projects.

Given the restructuring of its operations combined with the proceeds from the private placement, the Company believes that it is in compliance with the criteria for continued inclusion on the NASDAQ Capital Market.

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries around programmed cell death to develop treatments for cancer and protection of normal tissues from exposure to radiation and other stresses.  The Company has strategic partnerships with the Cleveland Clinic, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute.  To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2009.

Contact:
Rachel Levine, Director Corporate Development & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com